AMENDED AND RESTATED
SHARE AND WARRANT CANCELLATION AGREEMENT

THIS AMENDED AND RESTATED SHARE AND WARRANT CANCELLATION AGREEMENT (this “Agreement”) is made and entered into as of this 23rd day of April, 2010, by and between SRKP 25, Inc., a Delaware corporation (“SRKP 25”), and the stockholders of SRKP 25, as set forth on Schedule I attached hereto (such stockholders are collectively referred to herein as the “Stockholders”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Exchange Agreement (as hereinafter defined).

RECITALS

WHEREAS, SRKP 25 entered into a Share Exchange Agreement effective March 31, 2010 (the “Original Exchange Agreement”) with CD Media (Holding) Co., Limited, a company organized in the British Virgin Islands (“CD Media BVI”), Huizhou CD Media Co., Ltd., a company organized in the People’s Republic of China and a wholly-owned subsidiary of CD Media, Beijing CD Media Advertisement Co., Ltd., a company organized in the People’s Republic of China, and each of the shareholders of CD Media BVI;

WHEREAS, as contemplated by the terms of the Original Exchange Agreement, the parties previously executed a Share and Warrant Cancellation Agreement dated as of March 31, 2010 (the “Original Agreement”), pursuant to which the Stockholders agreed to cancel shares of SRKP 25 common stock and warrants to purchase shares of SRKP 25 common stock held by them in connection with the transaction contemplated by the Original Exchange Agreement;

WHEREAS, after further negotiations between the parties to the Original Exchange Agreement, the parties to the Original Exchange Agreement entered into an Amended and Restated Share Exchange Agreement dated as of April 23, 2010 (the “Amended and Restated Exchange Agreement”), a copy of which is attached hereto as Exhibit A;

WHEREAS, pursuant to the terms of the Amended and Restated Exchange Agreement, and as a condition to the completion of the transactions contemplated by the Amended and Restated Exchange Agreement, SRKP 25 agreed to enter into an agreement with the Stockholders to cancel (i) shares of SRKP 25 common stock held by such Stockholders (the “Shares”), the maximum number of such Shares to be cancelled as more particularly set forth on Schedule I attached hereto, and (ii) warrants to purchase shares of SRKP 25 common stock held by such Stockholders (the “Warrants”), the maximum number of such Warrants more particularly set forth on Schedule II attached hereto;

WHEREAS, in conjunction with and in consideration of the Amended and Restated Exchange Agreement, the parties desire to amend and restate the terms and conditions of the Original Agreement as set forth in this Agreement;

WHEREAS, it is acknowledged and understood that the Company is seeking to sell up to $5.35 million of its capital stock in a private placement (the “Placement”), which Placement may be effected in one or more closings (each, a “Closing” and the first of said Closings to be the “Initial Closing”); and

WHEREAS, the Stockholders acknowledge that they would benefit from the completion of the transactions contemplated by the Amended and Restated Exchange Agreement.

NOW, THEREFORE, for and in consideration of the execution and delivery of the Amended and Restated Exchange Agreement, and the payment of good and valuable consideration pursuant to the Amended and Restated Exchange Agreement, the receipt and sufficiency of which is hereby acknowledged, SRKP 25 and the Stockholders, each intending to be legally bound by this Agreement, hereby agree as follows:

AGREEMENT

1.           DUTIES

1.1         Rights and Obligations of the Parties.  The parties shall be entitled to such rights and shall perform such duties as set forth herein.  In the event that the terms of this Agreement conflict in any way with the provisions of the Amended and Restated Exchange Agreement, the Amended and Restated Exchange Agreement shall control.

1.2         Cancellation of Shares and Warrants.

(a)           Mechanism.  On each date of a Closing, a number of Shares and Warrants held by each Stockholder shall be deemed automatically cancelled as determined further to the following:

(i) It is understood and agreed that further to the Amended and Restated Exchange Agreement, CD Media BVI must have at least US $8,500,000 (Eight Million Five Hundred Thousand) in net income for the most recently completed fiscal period (the "Fiscal Period"), such results to have been verified by CD Media BVI's independent auditors (the "Auditors"), such Auditors verifying to each of SRKP 25 and CD Media BVI that it has reviewed such results consistent with the requirements of Rule 10-01(d) of Regulation S-X (or any succeeding provision) (the "Review”). CD Media BVI has previously represented to SRKP 25 that it projects net income for the Fiscal Period to be US $8,500,000 (Eight Million Five Hundred Thousand) (the “Projection”);

(ii) The number of Shares and Warrants held by each Stockholder to be cancelled on each Closing Date shall be the Maximum Cancelled Shares and the Maximum Cancelled Warrants held by each Stockholder as described and as those respective terms are defined in Schedules I and II hereof, respectively, less any Shares and Warrants, respectively, previously held by each Stockholder and cancelled further to the operation of this Section 1.2, each then adjusted by multiplying each of said numbers by a fraction, the numerator of which shall be the gross proceeds of shares of capital stock of the Company sold in the Placement for such Closing and the denominator of which shall be 5,350,000 (each resulting sum shall be known as a "Product"). Each Product will then be further adjusted as referenced in subparagraph (iii) below;

(iii) Each Product shall then be multiplied by a fraction (the "Fraction"), the denominator of which is the Projection and the numerator of which is the actual net income of CD Media BVI for the Fiscal Period as determined and verified by the Auditors further to the Review, provided however that in no event shall the Fraction be greater than 1. It is understood and agreed that if the closing of the Share Exchange extends beyond the nine month period ending September 30, 2010 (the "Next Fiscal Period"), and if SRKP 25 has not opted to terminate the Amended and Restated Exchange Agreement further to its terms, CD Media BVI shall provide SRKP 25 an updated projection of net income for the Next Fiscal Period (the "Updated Projection") and if after receipt of the Updated Projection SRKP 25 does not then terminate the Amended and Restated Exchange Agreement further to its terms, the Fraction shall be adjusted so that the denominator is then the Updated Projection and the numerator is the actual net income of CD Media BVI for the Updated Fiscal Period as determined and verified by the Auditors further to the Review, provided again, however, that in no event shall the Fraction be greater than 1; and

(iv) notwithstanding the referenced calculations, in no event shall the aggregate number of Shares and Warrants held by each Stockholder and to be cancelled further to this Agreement exceed the Maximum Cancelled Shares and the Maximum Cancelled Warrants attributable to such Stockholder further to Schedules I and II herein.

(b)           Execution of Further Documentation.  The Stockholders agree to execute any and all documents, including, but not limited to, stock powers for the stock certificates representing the Shares, as SRKP 25 reasonably determines necessary to effect the cancellation of Shares and the Warrants pursuant to the terms of this Agreement.

2.           DIVIDENDS; VOTING RIGHTS; STOCK SPLITS

2.1  Cash Dividends; Voting Rights.  Prior to each Closing of the Amended and Restated Exchange Agreement, the Stockholders shall have rights to cash or stock dividends with respect to any uncancelled Shares and/or Warrants, if any, and have rights to vote their respective uncancelled Shares, if any such matter requiring stockholder approval shall arise.

2.2  Stock Splits; Stock Dividends.  In the event of any stock split or other similar transaction with respect to SRKP 25 common stock that becomes effective prior to any Closing of the Amended and Restated Exchange Agreement, the additional shares or warrants issued with respect to the Shares or the Warrants to be cancelled shall be similarly cancelled.

3.  MISCELLANEOUS

3.1  Transferability.  None of the rights and obligations of the Stockholders hereunder shall be transferable.

3.2  Notices.  Any notices or other communications required or permitted under this Agreement shall be in writing and shall be sufficiently given if sent by (i) registered or certified mail, postage prepaid, addressed as follows, (ii) facsimile to the facsimile numbers identified below or (iii) overnight courier (such as UPS or FedEx), addressed as follows:

If to SRKP 25:

SRKP 25, Inc.
4737 North Ocean Drive, Suite 207
Lauderdale by the Sea, FL 33308
Attention: Richard Rappaport

Telecopy No.:  (310) 843-9304

If to the Stockholders:

to the address set forth next to the name of each of the Stockholders in Schedule I or such other person or address as shall be furnished in writing by any of the parties and any such notice or communication shall be deemed to have been given as of the date so mailed.

3.3  Construction.  The validity, enforcement and construction of this Agreement shall be governed by the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

3.4  Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legatees, assigns and transferees, as the case may be.

3.5  Severability.  If any provision or section of this Agreement is determined to be void or otherwise unenforceable, it shall not affect the validity or enforceability of any other provisions of this Agreement which shall remain enforceable in accordance with their terms.

3.6  Interpretation.  The headings and subheadings contained in this Agreement are for reference only and for the benefit of the parties and shall not be considered in the interpretation or construction of this Agreement.  This Agreement shall be construed and interpreted without regard to any rule or presumption requiring that it be construed or interpreted against the party causing it to be drafted.

3.7  Execution in Counterparts.  This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

3.8  Amendments.  This Agreement may be amended from time to time but only by written agreement signed by all of the parties hereto.

3.9 Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties relating to the subject matter hereof and supersedes any and all prior understandings, agreements, negotiations and discussions, both written and oral, between the parties hereto with respect to the subject matter hereof.

[Signatures appear on following page]

IN WITNESS WHEREOF, the parties have executed this Amended and Restated Share and Warrant Cancellation Agreement as of the day and year first above written.

SRKP 25, INC.

By:	/s/ Richard Rappaport
Name: Richard Rappaport
Title: President

STOCKHOLDERS

/s/ Debbie Schwartzberg		/s/ Anthony Pintsopoulos
Debbie Schwartzberg		Anthony Pintsopoulos

/s/ Debbie Schwartzberg		/s/ Richard Rappaport
The Julie Schwartzberg Trust dated 2/9/2000		Amanda Rappaport Trust
By: Debbie Schwartzberg		By: Richard Rappaport
Its: Trustee		Its: Trustee

/s/ Debbie Schwartzberg		/s/ Richard Rappaport
The David N. Sterling Trust dated 2/3/2000		Kailey Rappaport Trust
By: Debbie Schwartzberg		By: Richard Rappaport
Its: Trustee		Its: Trustee

/s/ Janine Frisco		/s/ Kevin DePrimio
Janine Frisco		Kevin DePrimio

/s/ Richard Rappaport		/s/ Jason Stern
WestPark Capital Financial Services, LLC		Jason Stern
By: Richard Rappaport
Its: Chief Executive Officer

/s/ Richard Rappaport		/s/ Robert Schultz
Richard Rappaport		Robert Schultz

Schedule I
Stockholders of SRKP 25, Inc.

	Stockholder	Maximum number of Shares to be cancelled pursuant to the terms of this Agreement (“Maximum Cancelled Shares”)	Shares Held by Stockholder prior to the date of the Initial Closing	Post-Cancellation Shares held by Stockholder, assuming Maximum Cancelled Shares
1.	WestPark Financial Services, LLC 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	1,355,922	2,773,979	1,418,057

2.	Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	787,459	1,099,938	312,479

3.	Amanda Rappaport Trust 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	228,618	319,338	90,720

4.	Kailey Rappaport Trust 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	228,618	319,338	90,720

5.	Debbie Schwartzberg 785 5th Avenue , Apt 10C New York, NY 10022	690,510	964,518	274,008

6.	The Julie Schwartzberg Trust dated 2/9/2000 785 5th Avenue , Apt 10C New York, NY 10022	71,592	100,000	28,408

7.	The David N. Sterling Trust dated 2/3/2000 785 5th Avenue , Apt 10C New York, NY 10022	71,592	100,000	28,408

8.	Anthony Pintsopoulos c/o SRKP 25, Inc. 4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL 33308	508,039	709,639	201,600

9.	Janine Frisco 200 Oceangate, Suite 1500 Long Beach, CA 90802-4302	177,814	248,374	70,560

10.	Kevin DePrimio 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	177,814	248,374	70,560

11.	Jason Stern 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	101,608	141,928	40,320

12.	Robert Schultz 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	50,804	70,964	20,160
		4,450,390	7,096,390	2,646,000

Schedule II
Warrantholders of SRKP 25, Inc.

	Warrantholder	Maximum number of Warrants to be cancelled pursuant to the terms of this Agreement (“Maximum Cancelled Warrants”)	Warrants Held by Stockholder prior to the date of the Initial Closing	Post-Cancellation Warrants held by Stockholder, assuming Maximum Cancelled Warrants
1.	WestPark Financial Services, LLC 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	1,835,425	2,773,979	938,554

2.	Richard Rappaport 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	977,592	1,099,938	122,346

3.	Amanda Rappaport Trust 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	283,818	319,338	35,520

4.	Kailey Rappaport Trust 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	283,818	319,338	35,520

5.	Debbie Schwartzberg 785 5th Avenue , Apt 10C New York, NY 10022	857,235	964,518	107,283

6.	The Julie Schwartzberg Trust dated 2/9/2000 785 5th Avenue , Apt 10C New York, NY 10022	88,877	100,000	11,123

7.	The David N. Sterling Trust dated 2/3/2000 785 5th Avenue , Apt 10C New York, NY 10022	88,877	100,000	11,123

8.	Anthony Pintsopoulos c/o SRKP 25, Inc. 4737 North Ocean Drive, Suite 207 Lauderdale by the Sea, FL 33308	630,706	709,639	78,933

9.	Janine Frisco 200 Oceangate, Suite 1500 Long Beach, CA 90802-4302	220,748	248,374	27,626

10.	Kevin DePrimio 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	220,748	248,374	27,626

11.	Jason Stern 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	126,142	141,928	15,786

12.	Robert Schultz 1900 Avenue of the Stars, Suite 310 Los Angeles, CA 90067	63,071	70,964	7,893
		5,677,057	7,096,390	1,419,333

Exhibit A

Amended and Restated Share Exchange Agreement